FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Purchases Equity Interest in Worldwide Plaza

NYRR Portfolio Reaches $2.1 Billion of Assets, Comprised of 23 High-Quality New York Properties, Including This Transaction and Previously Announced Acquisitions Under Contract

New York, New York, November 1, 2013 – American Realty Capital New York Recovery REIT, Inc. (“NYRR”) announced today that it has acquired a 48.9% equity interest in Worldwide Plaza, located on Eighth Avenue, between 49th and 50th Streets in Manhattan. The seller, WWP Sponsor, LLC, which is controlled by a joint venture consisting of George Comfort & Sons, Inc., RCG Longview, and DRA Advisors LLC, retained the remaining 51.1% equity interest. NYRR acquired its 48.9% equity interest in this Manhattan office tower for $220.05 million, exclusive of closing costs.

Worldwide Plaza was built in 1989 and is comprised of a 49-story office building containing approximately 1.8 million rentable square feet of office space, 30,000 square feet of retail space, a five-stage off-Broadway theater, a 38,000 square foot fitness center and a garage providing 475 parking spaces. Worldwide Plaza is 91% leased to a number of large credit tenants including Nomura Holding America, Inc. and Cravath, Swaine & Moore LLP, a top global law firm. Nomura Holding America, Inc. is the American subsidiary of Nomura Holdings, Inc. (NYSE: NMR), an entity which carries an investment grade credit rating as determined by major credit rating agencies.

Michael A. Happel, Chief Investment Officer of NYRR, noted, “We are pleased to have acquired another high-quality asset and look forward to an important partnership with George Comfort & Sons, Inc., RCG Longview, and DRA Advisors LLC. Worldwide Plaza is located in the Midtown Manhattan office sub-market and features large credit tenants as well as potential additional leasing opportunities. This acquisition increased our portfolio value to over $2.1 billion, including other recently announced acquisitions.”

About NYRR

NYRR is a publicly registered, non-traded real estate investment trust (“REIT”) that has qualified as a REIT for tax purposes. Additional information about NYRR can be found on its website at www.newyorkrecoveryreit.com.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of NYRR and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “strives,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements, including as a result of those factors set forth in the Risk Factors section of NYRR’s most recent annual report on Form 10-K. Forward-looking statements speak only as of the date they are made, and NYRR undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts
Anthony J. DeFazio	Michael A. Happel, CIO
DDCworks	American Realty Capital New York Recovery REIT, Inc.
tdefazio@ddcworks.com	mhappel@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500